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EXHIBIT 99.1

Select Therapeutics, Inc. and Cytomatrix, LLC Agree to Terminate Their Joint Venture

11/2/2001 7:58:00 AM

WOBURN, Mass., Nov 2, 2001 (BW HealthWire) -- SELECT Therapeutics, Inc. (XZL) (`SELECT' or the Company) and Cytomatrix, LLC (`Cytomatrix') today announced that they have agreed to terminate their Joint Venture, Cell Science Therapeutics, Inc. (`CST').

The Restructuring

Given the extremely difficult economic circumstances since September of this year, each company believes that shareholder value may be best protected by dividing CST development activities into separate cell therapeutic and drug and vaccine companies, which can each seek appropriate financing. Both companies plan to cooperate in areas of mutual interest and may enter into appropriate collaborative agreements in the future as opportunities arise.

Provisions of the restructuring include:

- the return of Intellectual Property contributed by SELECT to the Joint Venture back to SELECT,

- Cytomatrix will continue to operate Cell Science Therapeutics, Inc. as a wholly owned development organization, and

- the assignment by SELECT of its 50% equity interest in CST to Cytomatrix and the agreement by both parties to terminate their anticipated merger agreement with no further obligation to each other.

SELECT will consider all strategic alternatives to preserve stockholder value.

Strategic Impact for SELECT

As part of its goal of building a strong biopharmaceutical company, SELECT is strategically focusing on three key technologies - verotoxin-based anti-cancer drugs, vaccines against infectious diseases and cancer, and a novel mucolytic drug candidate for the treatment of severe chronic respiratory diseases. The Company also believes that it has a valuable and strategic intellectual property position with respect to adult-derived stem cells and is exploring opportunities in this area. The Company's technology strategy is to be implemented through a combination of in-licensed and acquired products and capabilities.

The termination of the CST Joint Venture will allow SELECT to focus its resources on obtaining fresh financing and the subsequent development of its products. The Company will seek partnering opportunities for applications of its vaccine development platforms, VeroVax(TM) and Activate(TM), for the treatment of cancers, infectious and chronic diseases. SELECT believes that, during the last year, significant progress has been made on the development of its technologies and that significant value may be realized in the near term through tighter focus on product development. SELECT is now changing its management team in line with this focus and is also increasing its orientation towards development partnerships.
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SELECT Technologies Management Team

Following this restructuring, Dr. Andrew Muir will continue to serve as President and CEO of SELECT. Dr. Douglas McNair will move from the position of Senior Vice President of Clinical and Regulatory Affairs to the newly created position of Senior Vice President of Research and Development. Both key members of SELECT's management team have had extensive operational experience in the development and delivery of FDA regulated products.

Certain of the statements contained in this news release may be considered forward-looking statements, including statements that shareholder value may be best protected by dividing CST development activities into separate companies, that both companies plan to cooperate in areas of mutual interest and may enter into appropriate collaborative agreements in the future as opportunities arise, that SELECT will seek partnering opportunities for applications of its vaccine development platforms, and that SELECT may realize significant value in the near term through tighter focus on product development. To the extent that any of the statements contained herein are forward-looking, such statements are based on current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. We caution investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, SELECT's need for and ability to obtain additional capital, the possible impairment of, or inability to obtain, intellectual property rights and the cost of obtaining such rights from third parties and dependence on third parties to research, develop, manufacture and sell any products developed.

CONTACT:  SELECT Therapeutics, Inc., Woburn
          Amy Tarbox, 781/935-8263
          atarbox@selecttherapeutics.com